Exhibit 99.1
Capri Holdings Limited Announces Third Quarter Fiscal 2024 Results
London — February 8, 2024 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the third quarter of Fiscal 2024 ended December 30, 2023.
Third Quarter Fiscal 2024 Highlights
•Revenue decreased 5.6% on a reported basis and 6.6% in constant currency
•Adjusted operating margin of 12.1%
•Adjusted earnings per share of $1.20

John D. Idol, the Company's Chairman and Chief Executive Officer, said, "Overall, our performance in the third quarter continued to be impacted by softening demand for fashion luxury goods. However, sales trends improved sequentially in the third quarter, driven by better results in our own retail channel while sales in our wholesale channel remained challenged. Additionally, we were pleased to have resolved the Michael Kors Americas Ecommerce implementation issues discussed last quarter and our platform is now running smoothly."

Mr. Idol continued, "Versace, Jimmy Choo and Michael Kors continued to resonate with consumers as evidenced by the 10.7 million new consumers added across our databases, representing 13% growth versus last year. In fact, we achieved a new milestone, with our database surpassing 90 million customers. This reflects the strong brand equity and enduring value of our three iconic houses."

Mr. Idol concluded, “We look forward to the successful completion of the merger transaction with Tapestry in calendar year 2024. This combination will deliver value to our shareholders as well as provide new opportunities for our dedicated employees around the world as Capri Holdings becomes part of a larger and more diversified company. By joining with Tapestry, we will have greater resources and capabilities to accelerate the expansion of our global reach while preserving the unique DNA of our brands.”

Third Quarter Fiscal 2024 Results
Financial Results and non-GAAP Reconciliation
The Company’s results are reported in this press release in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
Overview of Capri Holdings Third Quarter Fiscal 2024 Results
•Total revenue of $1.43 billion decreased 5.6% compared to last year. On a constant currency basis, total revenue decreased 6.6%. Total company retail sales declined in the mid-single-digits with trends being impacted by softening luxury consumer demand primarily in the Americas as well as by the Michael Kors Americas Ecommerce implementation issues discussed last quarter. In wholesale, revenue decreased in the low-teens driven by softer demand in the Americas and EMEA.
•Gross profit was $928 million and gross margin was 65.0%, compared to $1.01 billion and 66.5% in the prior year. Adjusted gross profit was $928 million and adjusted gross margin was 65.0%, compared to $1.00 billion and 66.3% in the prior year. Gross profit margin decreased relative to prior year primarily driven by lower full price sell throughs.
•Income from operations was $122 million and operating margin was 8.5%, compared to $236 million and 15.6% in the prior year. Adjusted income from operations was $172 million and operating margin was 12.1%, compared to $256 million and 16.9% in the prior year. The decline in operating margin reflects lower gross margin, unfavorable channel mix, higher store related costs and expense deleverage on lower revenue.
•Net income was $105 million, or $0.88 per diluted share, compared to $225 million, or $1.72 per diluted share, in the prior year. Adjusted net income was $142 million, or $1.20 per diluted share, compared to $240 million, or $1.84 per diluted share, in the prior year period.
•Net inventory as of December 30, 2023 was $1.02 billion, a 14% decrease compared to the prior year reflecting the Company's ongoing diligent inventory management. Management expects inventory levels to remain below prior year in the fourth quarter of fiscal 2024.
•Cash flow from operating activities for the third quarter was an inflow of $362 million, while free cash flow was an inflow of $313 million.
•Cash and equivalents totaled $249 million, and total borrowings outstanding were $1.84 billion, resulting in net debt of $1.60 billion. During the third quarter, the company repaid approximately $313 million of debt.
•On an annual basis, Capri Holdings continues to expect to generate strong free cash flow, in line with historical levels. As a result, the Company expects to significantly reduce net debt by the end of the fiscal year.
Versace Third Quarter Fiscal 2024 Results
•Versace revenue of $227 million decreased 8.8% on a reported basis and 10.8% on a constant currency basis. The decline was primarily driven by softening consumer demand in the Americas and EMEA partially offset by increased revenue in Asia. Retail sales declined in the low-single-digits while wholesale revenue decreased double-digits. Revenue in the Americas declined 14%, while revenue in EMEA decreased 13% and revenue in Asia increased 10%. Versace’s global database increased by 1.5 million new names, representing 25% growth over the last year.
•Versace operating loss was $14 million and operating margin was (6.2)%, compared to operating income of $24 million and 9.6% in the prior year. The decline in operating margin rate was primarily due to unfavorable channel mix, higher store related costs and expense deleverage on lower revenue.

Jimmy Choo Third Quarter Fiscal 2024 Results
•Jimmy Choo revenue of $166 million decreased 1.2% on a reported basis and 3.0% on a constant currency basis driven primarily by softening consumer demand, mainly in the Americas, partially offset by increased revenue in Asia. Retail sales were approximately flat while wholesale revenue decreased mid-single-digits. Revenue in the Americas declined 11%, while revenue in EMEA was flat and revenue in Asia increased 9%. Jimmy Choo’s global database increased by 0.7 million new names, representing 13% growth over the last year.
•Jimmy Choo operating income was $4 million and operating margin was 2.4%, compared to $18 million and 10.7% in the prior year. The decline in operating margin rate was primarily due to lower full price sell throughs, unfavorable channel mix and higher store related costs.
Michael Kors Third Quarter Fiscal 2024 Results
•Michael Kors revenue of $1.03 billion decreased 5.6% on a reported basis and 6.2% on a constant currency basis. The decline versus prior year was primarily attributable to softening consumer demand, mainly in the Americas. Results were also impacted by the Michael Kors Americas Ecommerce implementation issues discussed last quarter. As anticipated, third quarter Ecommerce trends in the Americas began to benefit from functional changes designed to improve the situation. The issues associated with the Ecommerce platform implementation are now largely resolved. Retail sales declined in the mid-single-digits while wholesale revenue decreased low-double-digits. Revenue in the Americas declined 7%, while revenue in EMEA decreased 2% and revenue in Asia declined 2%. Michael Kors’ global database increased by 8.5 million new names, representing 12% growth over the last year.
•Michael Kors operating income was $219 million and operating margin was 21.2%, compared to $251 million and 22.9% in the prior year. The decline in operating margin rate was primarily related to lower full price sell throughs and expense deleverage on lower revenue.

Outlook
Given the pending merger transaction of Capri Holdings Limited by Tapestry, Inc., the Company does not intend to provide financial guidance.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain costs associated with restructuring and other charges, ERP implementation costs, COVID-19 related expenses, war in Ukraine related costs, Capri transformation costs, Tapestry merger related costs and long-lived asset impairments. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items helps its management and investors compare operating performance based on its ongoing operations. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.

About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic, founder-led brands Versace, Jimmy Choo and Michael Kors. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.
Forward-Looking Statements
This report contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein, may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “plans”, “believes”, “expects”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “might” or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements, including regarding the pending merger transaction with a wholly-owned subsidiary of Tapestry, Inc. (the "Merger"). These risks, uncertainties and other factors include the impact of the COVID-19 pandemic; changes in consumer traffic and retail trends; the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the pending Merger that could delay or result in the termination of the pending Merger, the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the pending Merger, the risk that the parties to the merger agreement may not be able to satisfy the conditions to the pending Merger in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the pending Merger, the risk that any announcements relating to the pending Merger could have adverse effects on the market price of Capri's shares, the risk of any unexpected costs or expenses resulting from the pending Merger, the risk of any litigation relating to the pending Merger, the risk that the pending Merger and its announcement could have an adverse effect on the ability of Capri to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally, and the risk the pending Merger could divert the attention of Capri’s management; as well as those risks that are outlined in Capri’s disclosure filings and materials, which you can find on http://www.capriholdings.com, such as its Form 10-K, Form 10-Q and Form 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.
CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Total revenue	$1,427	$1,512	$3,947	$4,284
Cost of goods sold	499	507	1,375	1,427
Gross profit	928	1,005	2,572	2,857
Total operating expenses	806	769	2,270	2,138
Income from operations	122	236	302	719
Other income, net	—	(1)	—	(2)
Interest expense, net	1	12	12	13
Foreign currency (gain) loss	(2)	(3)	16	(10)
Income before income taxes	123	228	274	718
Provision for income taxes	18	3	31	66
Net income	105	225	243	652
Less: Net income attributable to noncontrolling interest	—	—	—	2
Net income attributable to Capri	$105	$225	$243	$650
Weighted average ordinary shares outstanding:
Basic	116,795,382	128,849,793	116,967,118	135,600,276
Diluted	118,163,528	130,364,919	118,003,245	137,050,159
Net income per ordinary share:
Basic	$0.89	$1.74	$2.07	$4.79
Diluted	$0.88	$1.72	$2.06	$4.74

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 30, 2023	April 1, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$249	$249	$281
Receivables, net	339	369	372
Inventories, net	1,020	1,057	1,188
Prepaid expenses and other current assets	310	195	243
Total current assets	1,918	1,870	2,084
Property and equipment, net	560	552	546
Operating lease right-of-use assets	1,485	1,330	1,369
Intangible assets, net	1,727	1,728	1,743
Goodwill	1,319	1,293	1,358
Deferred tax assets	371	296	247
Other assets	237	226	207
Total assets	$7,617	$7,295	$7,554
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$370	$475	$519
Accrued payroll and payroll related expenses	105	154	131
Accrued income taxes	74	73	65
Short-term operating lease liabilities	408	429	412
Short-term debt	461	5	19
Accrued expenses and other current liabilities	397	314	413
Total current liabilities	1,815	1,450	1,559
Long-term operating lease liabilities	1,459	1,348	1,392
Deferred tax liabilities	519	508	531
Long-term debt	1,383	1,822	1,521
Other long-term liabilities	506	318	328
Total liabilities	5,682	5,446	5,331
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 225,904,103 shares issued and 116,262,663 outstanding at December 30, 2023; 224,166,250 shares issued and 117,347,045 outstanding at April 1, 2023 and 223,781,728 shares issued and 125,398,217 outstanding at December 31, 2022	—	—	—
Treasury shares, at cost (109,641,440 shares at December 30, 2023, 106,819,205 shares at April 1, 2023 and 98,383,511 shares at December 31, 2022)	(5,458)	(5,351)	(4,951)
Additional paid-in capital	1,410	1,344	1,327
Accumulated other comprehensive income	31	147	105
Retained earnings	5,951	5,708	5,742
Total shareholders’ equity of Capri	1,934	1,848	2,223
Noncontrolling interest	1	1	—
Total shareholders’ equity	1,935	1,849	2,223
Total liabilities and shareholders’ equity	$7,617	$7,295	$7,554

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

		Three Months Ended		Nine Months Ended
		December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Revenue by Segment and Region:

Versace	The Americas	$73	$85	$251	$320
	EMEA	98	113	339	350
	Asia	56	51	176	162
Versace Revenue		227	249	766	832

Jimmy Choo	The Americas	48	54	135	151
	EMEA	70	70	208	193
	Asia	48	44	138	138
Jimmy Choo Revenue		166	168	481	482

Michael Kors	The Americas	722	777	1,779	2,045
	EMEA	208	212	602	616
	Asia	104	106	319	309
Michael Kors Revenue		1,034	1,095	2,700	2,970

Total Revenue		$1,427	$1,512	$3,947	$4,284

Income (loss) from Operations:
Versace		$(14)	$24	$24	$138
Jimmy Choo		4	18	11	45
Michael Kors		219	251	518	721
Total segment income from operations		209	293	553	904
Less: Corporate expenses		(68)	(56)	(210)	(171)
Impairment of assets		(6)	(1)	(26)	(12)
Merger related costs		(8)	—	(12)	—
Restructuring and other expense		(5)	(5)	(3)	(11)
COVID-19 related charges		—	2	—	6
Impact of war in Ukraine		—	3	—	3
Total Income from Operations		$122	$236	$302	$719

Operating Margin:
Versace		(6.2)%	9.6%	3.1%	16.6%
Jimmy Choo		2.4%	10.7%	2.3%	9.3%
Michael Kors		21.2%	22.9%	19.2%	24.3%
Capri		8.5%	15.6%	7.7%	16.8%

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	December 30, 2023	December 31, 2022
Versace	233	225
Jimmy Choo	237	242
Michael Kors	800	827
Total number of retail stores	1,270	1,294

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
(In millions)
(Unaudited)

	Three Months Ended		% Change
	December 30, 2023	December 31, 2022	As Reported	Constant Currency
Total Revenue:
Versace	$227	$249	(8.8)%	(10.8)%
Jimmy Choo	166	168	(1.2)%	(3.0)%
Michael Kors	1,034	1,095	(5.6)%	(6.2)%
Total Revenue	$1,427	$1,512	(5.6)%	(6.6)%

	Nine Months Ended		% Change
	December 30, 2023	December 31, 2022	As Reported	Constant Currency
Total Revenue:
Versace	$766	$832	(7.9)%	(9.5)%
Jimmy Choo	481	482	(0.2)%	(1.2)%
Michael Kors	2,700	2,970	(9.1)%	(9.5)%
Total Revenue	$3,947	$4,284	(7.9)%	(8.6)%

SCHEDULE 6

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 30, 2023
	As Reported	Impairment Charges	Restructuring and Other Expense (1)	ERP Implementation(2)	Capri Transformation (3)	Merger Related Costs	As Adjusted
Gross profit	$928	$—	$—	$—	$—	$—	$928

Operating expenses	$806	$(6)	$(5)	$(4)	$(27)	$(8)	$756

Total income from operations	$122	$6	$5	$4	$27	$8	$172

Income before provision for income taxes	$123	$6	$5	$4	$27	$8	$173
Provision for income taxes	$18	$2	$1	$1	$7	$2	$31
Net income attributable to Capri	$105	$4	$4	$3	$20	$6	$142
Diluted net income per ordinary share - Capri	$0.88	$0.03	$0.04	$0.03	$0.17	$0.05	$1.20
______________________
(1)Amounts impacting operating expenses primarily relate to equity awards associated with the acquisition of Gianni Versace S.r.l and severance expenses incurred during the third quarter.
(2)Represents a multi-year ERP implementation which includes accounting, finance and wholesale and retail inventory solutions in order to create standardized finance IT applications across our organization. This ERP implementation will continue through Fiscal 2026 and we expect expenditures up to $170 million.
(3)The Capri transformation program represents a multi-year, multi-project initiative extending through Fiscal 2026 intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives cover multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure. Through Fiscal 2026, we expect expenditures up to $220 million related to these efforts.

SCHEDULE 7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Nine Months Ended December 30, 2023
	As Reported	Impairment Charges	Restructuring and Other Expense (1)	ERP Implementation (2)	Capri Transformation (3)	Merger Related Costs	As Adjusted
Gross profit	$2,572	$—	$—	$—	$—	$—	$2,572

Operating expenses	$2,270	$(26)	$(3)	$(13)	$(84)	$(12)	$2,132

Total income from operations	$302	$26	$3	$13	$84	$12	$440

Foreign currency loss (gain)	$16	$—	$(17)	$—	$—	$—	$(1)

Income before provision for income taxes	$274	$26	$20	$13	$84	$12	$429
Provision for income taxes	$31	$6	$4	$3	$19	$3	$66
Net income attributable to Capri	$243	$20	$16	$10	$65	$9	$363
Diluted net income per ordinary share - Capri	$2.06	$0.17	$0.14	$0.08	$0.55	$0.08	$3.08
______________________
(1)Amounts impacting operating expenses primarily relate to equity awards associated with the acquisition of Gianni Versace S.r.l and severance for certain employees, partially offset by a $10 million gain on the sale of a long-lived corporate asset. The foreign currency exchange loss represents a charge recognized in conjunction with restructuring activities to rationalize certain legal entities within our structure.
(2)Represents a multi-year ERP implementation which includes accounting, finance and wholesale and retail inventory solutions in order to create standardized finance IT applications across our organization. This ERP implementation will continue through Fiscal 2026 and we expect expenditures up to $170 million.
(3)The Capri transformation program represents a multi-year, multi-project initiative extending through Fiscal 2026 intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives cover multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure. Through Fiscal 2026, we expect expenditures up to $220 million related to these efforts.

SCHEDULE 8

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31, 2022
	As Reported	Impairment Charges	Restructuring and Other Expense (1)	COVID-19 Related Expenses	ERP Implementation	Capri Transformation	War in Ukraine	As Adjusted
Gross profit	$1,005	$—	$—	$(2)	$—	$—	$—	$1,003

Operating expenses	$769	$(1)	$(5)	$—	$(4)	$(15)	$3	$747

Total income from operations	$236	1	$5	$(2)	$4	$15	$(3)	$256

Income before provision for income taxes	$228	$1	$5	$(2)	$4	$15	$(3)	$248
Provision for income taxes	$3	$—	$1	$—	$1	$4	$(1)	$8
Net income attributable to Capri	$225	$1	$4	$(2)	$3	$11	$(2)	$240
Diluted net income per ordinary share - Capri	$1.72	$0.01	$0.03	$(0.02)	$0.02	$0.09	$(0.01)	$1.84
______________________
(1)Primarily includes expenses related to equity award associated with the acquisition of Gianni Versace S.r.l.

SCHEDULE 9

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Nine Months Ended December 31, 2022
	As Reported	Impairment Charges	Restructuring and Other Expense(1)	COVID-19 Related Charges	ERP Implementation	Capri Transformation	War in Ukraine	As Adjusted
Gross profit	$2,857	$—	$—	$(6)	$—	$—	$—	$2,851

Operating expenses	$2,138	$(12)	$(11)	$—	$(20)	$(34)	$3	$2,064

Total income from operations	$719	$12	$11	$(6)	$20	$34	$(3)	$787

Income before provision for income taxes	$718	$12	$11	$(6)	$20	$34	$(3)	$786
Provision for income taxes	$66	$2	$3	$(1)	$5	$10	$(1)	$84
Net income attributable to Capri	$650	$10	$8	$(5)	$15	$24	$(2)	$700
Diluted net income per ordinary share - Capri	$4.74	$0.07	$0.06	$(0.04)	$0.11	$0.18	$(0.01)	$5.11
______________________
(1)Primarily Includes expenses related to equity award associated with the acquisition of Gianni Versace S.r.l.